Exhibit 99.1


                              PIEMONTE FOODS, INC.


FOR IMMEDIATE RELEASE                                       NEWS RELEASE


     On August 6, 1999, First Union National Bank ("First Union"), the Company's lender, filed suit against the Company and its subsidiaries in the Court of Common Pleas in the County of Greenville, South Carolina seeking immediate seizure of collateral securing its Notes from the Company and seeking judgment against the Company in the amount of $1,931,355. The collateral securing First Union's Notes consists of all of the Company's assets.

     The value of the assets securing First Union's Notes is substantially less than the amount of the indebtedness; therefore, there is no possibility of realizing any funds for either creditors of the Company or its shareholders. The Company will seek to obtain a release of sufficient funds from First Union to continue to meet current payroll for employees. The Company will also cooperate with First Union in the pending litigation so that the employees of the Company might continue their employment with any other company that might purchase the Company's assets. Accordingly, the Company intends to enter into a Consent Order with First Union providing for judgment against it and its subsidiaries and agreeing to the relief sought by First Union, allowing First Union to dispose of the collateral and at the same time allowing the Company to operate its business while seeking a purchaser of the assets of the Company.

     The Company will cease all operations after such sale or, in any event, after August 31, 1999.